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                                                                    EXHIBIT 99.2

[HARVARD BIOSCIENCE LOGO]



FOR IMMEDIATE RELEASE

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CONTACTS:
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David Green                        Chane Graziano                        Susan Luscinski
President                          CEO                                   CFO
Dgreen@harvardbioscience.Com       cgraziano@harvardbioscience.Com       sluscinski@harvardbioscience.Com
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                                    Harvard Bioscience, Inc.
                                    84 October Hill Road
                                    Holliston, MA 01746
                                    Tel: 508 893 8999
                                    Fax: 508 429 8478


HBIO COMPLETES THE ACQUISITION OF GENOMIC SOLUTIONS

HOLLISTON, MA, OCTOBER 25, 2002 / - HARVARD BIOSCIENCE, INC. (NASDAQ: HBIO), a leading global supplier of drug discovery tools, announced today, that the acquisition of Genomic Solutions Inc. is now complete and became effective at 12:01 AM today, October 25th. Under the terms of the merger agreement, each share of Genomic Solutions common stock will be converted into the right to receive 0.1017 of a share of HBIO common stock and $0.2861 in cash. Genomic Solutions will operate as a wholly owned subsidiary of Harvard Bioscience. In connection with the acquisition, Genomic Solutions common stock has been delisted from the Nasdaq National Market System.

HBIO will release its third-quarter earnings after the market close, and management will host a conference call at 6:00 pm eastern time, on Tuesday, October 29th, 2002. Investors can listen to a live webcast of the third-quarter earnings and an updated outlook by going to the Company's web site, http://www.harvardbioscience.com, or by dialing into the conference call in "listen only" mode at (877) 313-7707.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of innovative, enabling tools for drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories. HBIO sells approximately 19,000 products to thousands of


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researchers in 100 countries though its direct sales force, a 1,000-page catalog, various specialty catalogs and a network of distributors, the most notable of which is Amersham Biosciences (formerly APBiotech). HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium. It also has sales facilities in France and Canada.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.












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